(EXHIBIT 99)

NEWS RELEASE

FOR IMMEDITE RELEASE                        Contact: Blake Thomas
                                                     President & COO
                                                     International Headquarters
                                                     Paris, France
                                                     33 1 4007 3701

               DATAPOINT ANNOUNCES THE ACQUISITION OF COREBYTE(TM)

      SAN ANTONIO, Texas, July 27, 1999 - Datapoint Corporation (OTC: DTPT) today announced the acquisition of the CoreByte(TM) communication and networking software product family by its newly formed subsidiary CoreByte, Inc. CoreByte(TM) is a user friendly browser-based enterprise-to-enterprise networking system with the capability to share and exchange seamlessly selective and secure information through the network and across enterprises via the internet.

      The CoreByte(TM) product line provides a complete, low-cost, enterprise networking system. With a single interface, the end-user direclty accesses every application necessary to manage their enterprise from basic e-mail to advanced e-commerce. CoreByte, Inc. intends to reach its customers through relationships with Internet service providers, and various resellers, including IT service firms and consultants.

      CoreByte, Inc. is led by John Engstrom; a pioneer of online and accomplished enterprise groupware and e-mail service provider. Together with Datapoint, Mr. Engstrom will leverage his considerable experience in delivering mission critical business and enterprise software designed for an ordinary web browser to customers worldwide.

      "we are an unstoppable team capable of delivering the best package of Internet services that people use every day," said Mr. Engstrom. "We feel our experience gained by working closely with non-technical, small and medium sized businesses and organizations is unmatched in this space. While most companies struggle to provide heavy-handed solutions to only the largest enterprise networks, CoreByte, Inc.'s decentralized marketing and distribution approach allows unlimited scaling for organizations of any size and scope."

      CoreByte(TM) is available immediately at co-hosting facilities (ISPs) or installs in less than one day for enterprise customers maintaining their own network. Mr. Engstrom has assembled a team of individuals that is capable of managing CoreByte's extreme development cycle and with the intent of bringing at least one new feature to its customers per week for the foreseeable future. Some currently available CoreByte(TM) features include:

            o     Internet Virtual Private Network

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            o     E-mail, Calendar, Address Book, Notepad

            o     Groupware Folder, File and Links Sharing and Exchange

            o     Enterprise Wide Website Editor

            o     E-commerce, Slide Show

            o     Intelligent Instant Messaging

      All new network modules and enhanced feature sets have an average development cycle of 48 hours, and these features are immediately broadcast to the entire CoreByte(TM) installed user-base (no software shipments).

      The market for high-value webtop applications targeted to small and medium size business is the largest in the Internet space and CoreByte(TM) is delivering its product to ISPs and application service providers as an essential tool to tap into the market today. CoreByte(TM) product eliminates obsolescence and provides instant implementation at a low cost while providing maintenance free service to the end user. CoreByte(TM) can reassonably be distributed as a primary communication-networking tool to every individual on the Internet by eliminating the barriers of owning and operating a virtual private network. It has as its goal creation of the de facto standard of Internet browser-based enterprise networking.

      Datapoint is excited by this acquisition as it leap-frogs the Company into the forefront of Internet technology that it heretofore has not been involved in. Datapoint welcomes the CoreByte(TM) product family and its team to the quest for great, yet simple, technology for the Internet.

      With its U.S. headquarters in San Antonio. Texas, and international headquarters in Paris, France, Datapoint is a specialized innovator in modern networking infrastructure. Datapoint specializes in the design, integration and maintenance of data, voice, video and networking communication solutions, including call center, computer-telephony integration (CTI) and distributed video conferencing products and services.

      This press release contains forward-looking statements the involve uncertainties, including, but not limited to, risks and uncertainties related to foreign currency translations, the competitive environment and other risks. Future trends and results may differ materially from disclosures contained in this release.

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